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                                Exhibit (10)(u)

                       SPRINT CORPORATION
                  RETIREMENT PLAN FOR DIRECTORS
             (as amended through December 10, 1996)

1.   Name and Purpose

     The name of the Plan is the Sprint Corporation Retirement Plan for Directors ("Plan"). The purpose of the Plan is to provide any Director of Sprint who is not concurrently an employee of Sprint or any subsidiary of Sprint with continuing compensation for services rendered as a retired Director and thereby assist Sprint in the realization of its long-term strategies and objectives.

     It is intended that a person retired under this Plan will be available to provide advice and counsel from time to time on such matters as the Chairman of the Board shall request.

2.   Definitions

     "Sprint" means Sprint Corporation, a Kansas Corporation, or any successor to a substantial portion of its business.

     "Credited Service" means all whole years of service as an Eligible Director of Sprint, including service as an Eligible Director prior to the Effective Date of the Plan and service as a Director of Centel Corporation prior to March 9, 1994. Service while a Director but not an Eligible Director will not be deemed to be service for any purpose under this Plan. Service as a Director of a subsidiary of Sprint will not be deemed to be service for any purpose under this Plan, except for service as a Director of Centel Corporation prior to the merger between Sprint and Centel Corporation effective March 9, 1993.

     "Director" means any member of the Board of Directors of Sprint.

     "Eligible Director" means any Director who is not concurrently employed by Sprint or any subsidiary of Sprint.

     "Effective Date" means March 1, 1982.

     "Participant" means any Eligible Director whose service has terminated and who has otherwise qualified to commence to receive a benefit under the terms of this Plan.

     "Plan" means the Sprint Corporation Retirement Plan for
Directors.

     "Plan Administrator" means the General Counsel of Sprint or any other officer designated by the Chairman of the Board.

     "Retainer" means the annual fee established by the Board of Directors of Sprint and paid monthly for service as a Director, but excludes any meeting fee, expense reimbursement, or any other compensation received by a Director unless such compensation is specifically included as a part of the Retainer by action of the Board.

     "Termination of Service" means cessation of service as a Director.

3.   Eligibility for Benefits

     Except as provided in the following sentence, each Director who has accumulated five or more years of Credited Service shall be entitled to benefits as provided under the Plan upon his or her termination of service as a Director. No Director who has not accumulated five or more years of Credited Service as of December 10, 1996, shall be entitled to a benefit under the Plan.

4.   Plan Benefits

     The monthly benefit payable under the Plan to any Participant whose Termination of Service occurs prior to April 1, 1989, shall be equal to one-twelfth of one-half of the Retainer in effect for Eligible Directors. Any increase in the Retainer subsequent to Termination of Service of any such Participant shall apply in the determination of prospective monthly payments for such Participant. The monthly benefit payable under the Plan to any Participant whose Termination of Service occurs on or after April 1, 1989, shall be equal to one-twelfth of the Retainer in effect for Eligible Directors at the time Termination of Service of such Participant occurs. There shall be no adjustment in the benefit payable to any Participant whose Termination of Service occurs on or after April 1, 1989 if the Retainer is changed after his or her Termination of Service. The benefit shall be paid to the Participant on or before the last day of each month commencing with the month following his or her Termination of Service. No benefit shall be paid hereunder to any Director terminated for cause.

5.   Duration of Benefits

     The monthly payments provided by this Plan shall continue
until the first to occur of:  (a)   the number of monthly
payments made equals the number of months of service by the Participant as an Eligible Director; or (b) 120 monthly payments have been made; or (c) the last day of the month following the death of the Participant. No benefit shall be paid under this Plan in any month in which a Participant is employed by or serving as a Director of any company if such service constitutes or would in the opinion of the General Counsel of Sprint be deemed to constitute a conflict of interest or other legal impediment of such a nature as would preclude such Participant from concurrently serving as a Director of Sprint.

6.   Suspension of Benefits

     If a Participant returns to service as a Director or becomes an employee of Sprint or is or becomes a Director or employee of any subsidiary of Sprint, payment of benefits under this Plan shall be immediately suspended and shall commence again on the last day of the month following the month in which such service terminates. Following such termination, the amount of each monthly payment for a Participant whose Termination of Service occurred prior to April 1, 1989, shall be equal to one-twelfth of one-half of the Retainer in effect for Eligible Directors at the time payments under this Plan are resumed, and the amount of each monthly payment for a Participant whose Termination of Service occurred on or after April 1, 1989, shall be equal to one-twelfth of the Retainer at the time such Participant's most recent Termination of Service occurred.

     Monthly payments shall continue until the first to occur of
(a) the number of monthly payments made, including payments prior to the Participant's return to service, equals the number of months of service by the individual as an Eligible Director: or (b) 120 such monthly payments, including payments prior to the Participant's return to service have been made; or (c) the last day of the month following the death of the Participant.

7.   Funding

     No promise under this Plan shall be secured by any specific asset of Sprint, nor shall any asset of Sprint be designated as attributable to or be allocated to the satisfaction of any such promise. Each benefit payment shall be made from Sprint's general revenues.

8.   Administration

     The Plan Administrator shall have full power and authority to administer the Plan, including the power to promulgate rules of Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, the power to appoint agents and delegate his duties, and the power to make such decisions or take such action as the Plan Administrator, in his sole discretion, deems necessary or advisable to aid in the proper administration of the Plan.

9.   Alienation of Benefits

     No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt thereat shall be void. No such benefit payment shall, prior to receipt thereof by any Participant, be in any manner liable for or subject to such Participant's debt, alimony, child support, contract, liability, engagement, or tort.

10.  Withholding Taxes

     The Company shall deduct from the amount of any payment hereunder any tax required to be withheld by applicable law.

11.  Governing Law

     This Plan shall be governed and construed by the laws of the State of Kansas.

12.  Amendment, Modification, Or Termination Of The Plan

     The Board of Directors may, at any time, terminate or, in any respect, amend or modify the Plan, but such action shall not affect the rights of any Participant then receiving benefits under the Plan.